Exhibit 23(a)

Independent Auditors’ Consent

To Board of Directors
Hawaiian Electric Industries, Inc.:

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement Nos. 333-113120, 333-113120-02, and 333-113120-01 on Form S-3 of Hawaiian Electric Industries, Inc., Hawaiian Electric Industries Capital Trust II, and Hawaiian Electric Industries Capital Trust III registering Senior Debt Securities, Senior Subordinated Debt Securities, Junior Subordinated Debt Securities, Preferred Stock, Common Stock, Stock Purchase Contracts, Stock Purchase Units, Trust Preferred Securities, and Hawaiian Electric Industries, Inc. Guarantees with respect to Trust Preferred Securities, of our report dated February 11, 2004, relating to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report is incorporated by reference in the 2003 annual report on Form 10-K of Hawaiian Electric Industries, Inc. We also consent to the incorporation by reference of our report dated February 11, 2004, relating to the financial statement schedules of Hawaiian Electric Industries, Inc. in the aforementioned 2003 annual report on Form 10-K which report is included in said Form 10-K and to the reference to our firm under the headings “Experts” in the prospectus and “Selected Consolidated Financial Information” in the prospectus supplement.

Our reports refer to a change in the method of accounting for goodwill and other intangible assets and for stock-based compensation.

/s/ KPMG LLP

Honolulu, Hawaii
March 9, 2004